[GRAPHIC OMITTED][NORTHLAND CRANBERRIES, INC. LOGO]

                                                  For More Information Contact:
                                               John Swendrowski, Chairman & CEO
                                                    Northland Cranberries, Inc.
                                          2930 Industrial Street, P.O. Box 8020
                                                     Wisconsin Rapids, WI 54495
                                            Tel: 715-424-4444 Fax: 715-422-6897
                                                          www.northlandcran.com

NEWS RELEASE
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For release February 27, 2003 at 3:30 P.M. (CST)

NORTHLAND CRANBERRIES, INC. OFFERS TO PURCHASE OCEAN SPRAY CRANBERRIES, INC.'S JUICE BUSINESS FOR AN ESTIMATED $800 MILLION
Offer Also Includes a 15-Year Agreement to Annually Purchase up to 3 Million Barrels of Cranberries From Ocean
Spray at an Initial Price of $35 Per Barrel

     Wisconsin Rapids, WI - In response to market rumors, Northland Cranberries, Inc. (OTC: NRCNA), manufacturer of Northland brand 100% juice cranberry blends and Seneca brand fruit juice products, today announced that on Friday, February 21, it made an offer to purchase Ocean Spray Cranberries, Inc.'s juice business, including the Ocean Spray brand.

     Northland's offer includes three main components. First, Northland has proposed a purchase price equal to Ocean Spray's net juice sales for the 12-month period ending February 28, 2003, which Northland estimates to be approximately $800 million. At least 55% of this purchase price would be paid in cash and the remainder would be paid in the form of registered and freely-tradable Northland stock. Sun Capital Partners, Inc. of Boca Raton, Florida, Northland's controlling shareholder affiliate, will provide or arrange for the necessary debt and equity capital to consummate this transaction.

     Second, Northland has proposed to enter into a 15-year supply agreement (with an unlimited number of mutual 5-year renewal options) with Ocean Spray pursuant to which Northland will annually purchase between 2 million to 3 million barrels of cranberries at an initial purchase price of $35 per barrel for the first year, and at a price increasing thereafter by $1 per barrel for each of the next four years and by $0.50 per barrel for each of the next 10 years. Northland would also agree to purchase all of its requirements for grapefruit at the then current spot market price.

     Third, Northland has proposed to enter into a royalty agreement, with a term coincident with the term of the supply agreement, pursuant to which Northland will pay Ocean Spray annually an amount equal to 3% of Northland's net sales and license fees on all of its sales and licensing of new non-juice products utilizing the Ocean Spray brand name. Ocean Spray would also retain the right under a perpetual license to use the brand name for its non-juice products.

     "We believe that this proposal is in the best interest of both companies," said John Swendrowski, Northland's Chairman and Chief Executive Officer. "Our estimated $800 million purchase price

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Northland Cranberries, Inc.
News Release, February 27, 2003
Page 2 of 3

represents a gross value to Ocean Spray's grower-members of over $200 per share. In addition, our 15-year commitment to buy cranberries from Ocean Spray at an initial first-year price of $35 per barrel, and ultimately increasing to a price of $44.00 per barrel, should result in substantially increased per barrel prices payable to Ocean Spray's grower-members for the foreseeable future. Our offer is also structured to provide Ocean Spray's grower-members a direct equity interest in our combined juice business and thereby enjoy the future potential financial upside from our combined operations and marketing power as an ongoing business with its primary focus on selling cranberry-based juice products."

     "Finally, our offer will allow Ocean Spray to continue to operate its existing non-juice business (i.e., fresh cranberries, cranberry sauce, craisins, etc.), as well as its ongoing sale of grapefruit, cranberries and cranberry concentrate not purchased by us under our supply agreement, for the continued benefit of its grower-members," Swendrowski said.

     Marc J. Leder, Northland's Vice-Chairman and a Managing Director of Sun Capital Partners, Inc., said "We believe this is a solid proposal and, with the resources of Sun Capital behind it, are confident we can provide or arrange the debt and equity capital necessary to complete the transaction."

     "We look forward to meeting with Ocean Spray's representatives to discuss this proposal and explore potential alternatives that they believe might even further enhance the value of this transaction for Ocean Spray and its grower-members' benefit," Swendrowski stated.

     Northland does not intend to update this information for any future developments or circumstances and unless and until there is a definitive agreement entered into between Northland and Ocean Spray. There can be no assurance whatsoever that any transaction between Northland and Ocean Spray will take place or the nature and extent of any terms and conditions of any such transaction.

About Northland

     Northland is a vertically integrated grower, handler, processor and marketer of cranberries and value-added cranberry products. Northland processes and sells Northland brand 100% juice cranberry blends, Seneca brand juice products, Northland brand fresh cranberries and other cranberry products through retail supermarkets and other distribution channels. Northland also sells cranberry and other fruit concentrates to industrial customers who manufacture juice products. Northland is the only publicly-owned, regularly-traded cranberry company in the United States, with shares traded on the Over-the-Counter Bulletin Board under the listing symbol NRCNA. For more information, visit www.northlandcran.com.


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Northland Cranberries, Inc.
News Release, February 27, 2003
Page 3 of 3

About Sun Capital Partners

     Sun Capital Partners, Inc. is a leading merchant banking firm focused on leveraged buyouts. Sun Capital has invested in more than 40 companies since its inception in 1995 with combined revenues in excess of $4 billion. Sun Capital recently completed the formation of its latest private equity fund, which raised $500 million. Participating in Sun Capital's funds are leading fund-of-funds investors, university endowments, pension funds, financial institutions and high net worth individuals, families and trusts. Sun Capital's senior and subordinated financing partners have included some of the largest and best known banks and mezzanine lenders including JP Morgan Chase, Bank One, FleetBoston, CIT, Deutsche Bank, Key Bank, LaSalle Bank, Ableco, Congress, Foothill, Midwest Mezzanine, Met Life and Equinox. For more information, visit www.suncappart.com.

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                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
                -------------------------------------------------

Northland makes certain "forward-looking statements" in this press release, such as statements about future plans, goals and other events which have not yet occurred. These forward-looking statements are intended to qualify for the safe harbors from liability provided by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified because they include words such as Northland "believes," "anticipates," "expects" or words of similar import. Forward-looking statements include, among others, statements about the proposed acquisition of Ocean Spray's juice business and the benefits and effects of such transaction. These forward-looking statements involve risks and uncertainties and the actual results could differ materially from those discussed in the forward-looking statements. These risks and uncertainties include, without limitation, risks associated with (i) Northland's ability to reach an agreement to purchase Ocean Spray's juice business and, if so, integrate and assimilate the acquisition and achieve, on a timely basis, the anticipated benefits of synergies thereof; (ii) Northland's ability to gain and maintain distribution capabilities and branded products market share and generate increased levels of branded product sales; (iii) the level of cranberry inventory held by industry participants; (iv) the development, market share growth and continued consumer acceptance of Northland's branded juice products;
(v) the resolution of certain litigation related to the sale of the net assets of Northland's private label juice business, and claims asserted by Northland against our principal competitor regarding what Northland believes to be anticompetitive tactics and unlawful monopolization within the cranberry products industry; (vi) agricultural factors affecting Northland's crop and the crop of other North American growers; and (vii) Northland's ability to comply with the terms and conditions of, and to satisfy its responsibilities under, its credit facilities and other debt agreements. You should consider these risks and factors and the impact they may have when you evaluate these forward-looking statements. These statements are based only on Northland's knowledge and expectations on the date of this press release. Northland disclaims any duty to update these statements or other information in this press release based on future events or circumstances.

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